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                                                                      EXHIBIT 21


                                 SUBSIDIARIES



The Registrant, Bolt Technology Corporation, a Connecticut Corporation, has no
                                    parent.

             The following are the subsidiaries of the Registrant
                              (at June 30, 1999)



                                                         State of
                                                       Incorporation
                                                       -------------

        Bolt International Corporation                 Connecticut
        Duke Place Investments                         Delaware
        Bolt Export Corporation                        United States,
                                                       Virgin Islands
        Criterion Exploration, Inc.                    Texas
        Custom Products Corporation                    Connecticut
        AG Geophysical Products, Inc.                  Texas


The names of certain subsidiaries are omitted since such subsidiaries considered in the aggregate would not constitute a significant subsidiary at the end of the year covered by this report.